EXHIBIT 4.16

HSBC

 Commercial Banking - Division C

 Ref:

 CONFIDENTIAL
 Bonso Electronics Ltd
 Unit 1106-1110, 11/F Star House
 3 Salisbury Road
 Tsimshatsui
 Kowloon                                                            8 April 2003

Attention:  Ms Cathy Pang


Dear Madam

BANKING FACILITIES
A/C No 557-002615

With reference to our recent discussions, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below. These facilities are subject to review at any time and in any event by 1 April 2004, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

                                                                          Limits
                                                                          ------
Overdraft                                                            HKD 500,000
---------

Interest on the overdraft facility will continue to be charged on daily balances at our best lending rate, (currently 5 % per annum, but subject to fluctuation at our discretion), payable monthly in arrears to the debit of your current account.

Import / Export Facilities                                         HKD22,000,000
--------------------------

Documentary credits with import finance up to 120 days (less any usance or credit periods granted by your suppliers) and / or D/P bills purchased on approved drawees.

Within which
------------

 (1) Goods under your control and/or Trust Receipts.             (HKD20,000,000)

 (2) D/A  bills purchased up to 90 days on                       (HKD16,000,000)
     approved drawees.

The aggregate outstanding of (1) and (2) should not exceed HKD20,000,000.The outstanding export bills purchased for an approved drawee should not be greater than HKD2,000,000 and are required to be covered by the Hong Kong Export Credit Insurance Corporation's Comprehensive Cover Policy taken out by you and duly assigned to us.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and / or if the transaction in question does not meet our operational requirements in respect of these facilities.

  The Hongkong and Shanghai Banking Corporation Limited               ......  /2
  Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
  Tel:28221111 Fax:
  Telex: 73205 Hssc Hx Telegrams: Hongbank Hongkong
  Web: www.hsbc.com.hk

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Bonso Electronics Ltd                                               8 April 2003

                                      -2-
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Interest on your HKD import/export loans will continue to be charged on a daily basis at our best lending rate, (currently 5 % per annum, but subject to fluctuation at our discretion) and is payable monthly in arrears to the debit of your current account.

Interest on foreign currency import/export loans will continue to be charged on a daily basis at our USD best lending rate, (currently 3 % per annum, but subject to fluctuation at our discretion) and is payable monthly in arrears to the debit of your current account.

Opening Commission on Documentary Credits (per 6 months), Commission in lieu of exchange, Export Commission for acceptance, finance of HKD bills will continue to be charged as follows

For the first USD50,000.- or its equivalent                            :1/4%
For the balance in excess of USD50,000.- or its equivalent             :1/8%

Accrual of Interest and Other Sums
----------------------------------

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

Please note that interest will be payable on sums which are overdue or overlimit (as well as amounts demanded and not paid) in respect of all or any of these facilities and such interest is the same as that charged by us from time to time on unauthorised overdrafts. Such interest will be payable monthly in arrears to the debit of your Current Account.

Security
--------

As security for the foregoing facilities, we continue to hold

1. A Corporate Guarantee dated 8 May 2002 for HKD22,500,000 from Bonso Electronics International Inc supported by Board Resolution dated 8 May 2002 and Legal Opinion dated 29 May 2002 from Harney Westwood & Riegels & the Register of Mortgages, Charges and other encumbrances dated 21 June 2002.

2. An Registered Assignment of DC Proceeds from Bonso Electronics Ltd supported by Board Resolution both dated 7 May 2001.

Covenants
---------

You will be required for so long as these facilities are available to you to comply with the following covenants. Your compliance or otherwise with the following covenants will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole of any part of the facilities at any time notwithstanding the fact that the following covenants are included in this letter and whether or not you are in breach of any such covenants.

You covenant and undertake that you will at all times ensure

1)   to direct to us Import/Export business of HKD8,000,000 per month;



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Bonso Electronics Ltd                                               8 April 2003

                                       -3-
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2)   to achieve a pari passu position with all your bankers by 31 March 2004.

Bonso Electronics International Inc, as the corporate guarantor, covenants and undertakes that it will at all times ensure to maintain its gearing below 1.

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Please arrange for your authorised signers, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted. We also require the authorised signers of Bonso Electronics International Inc to sign on the duplicate copy of this letter to signify its agreement and acceptance of the covenant undertaken by it as stated in this offer letter.

A review fee of HKD13,500.- will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

Section 83 of the Banking Ordinance
-----------------------------------

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

These facilities will remain open for acceptance until the close of business on 7 May 2003 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully



                                            For and on behalf of
                                            BONSO ELECTRONICS LTD.

                                            /s/ Anthony So
                                            ---------------------------------
                                                Authorized Signature(s)


/s/  David Yeung
-----------------------------
     David Yeung
     Relationship Manager

     DY\em\bonS0403